ADP HOLDS INVESTOR DAY TO PRESENT STRATEGIC VISION, TRANSFORMATION
INITIATIVES AND FINANCIAL OUTLOOK

●	ADP provides insights into its next-generation solutions and shares new standards for innovation in Human Capital Management (HCM)
●	ADP is the only global HCM provider that can help businesses address the entire workforce spectrum from fulltime to freelancer and hire to retire
●	ADP outlines plans to further invest in, and accelerate, its transformation initiatives
●	Accelerating margin targets through Fiscal 2021; anticipates adjusted EBIT margin growth of approximately 300 to 500 basis points, from 19.8% for Fiscal 2017 to 23% to 25%, by Fiscal 2021

ROSELAND, NJ, June 12, 2018 – ADP (NASDAQ: ADP) today held an investor meeting to present the company’s strategic vision, transformation initiatives and financial outlook.

ADP is Focused on Long-Term Value Creation

ADP outlined its strategic vision for creating sustainable long-term value and provided details of its operational and financial objectives for the next three years. During its presentation, ADP outlined its initiatives and intent to focus on its culture of operational excellence, performance, and innovation.

“ADP is a world-class company using its strengths to capitalize on the many opportunities we see as the way people and companies work continues to evolve rapidly,” said Carlos Rodriguez, President and Chief Executive Officer, ADP. “As we build on our positive momentum and accelerate the pace of execution, our strong financial outlook reflects the strength of ADP’s business and our flexibility to pursue a robust strategy through organic innovation and thoughtful acquisitions.”

ADP is Building on its Momentum

ADP outlined plans to leverage its progress on its transformation initiatives together with its investments in innovation and distribution to accelerate its momentum:

●	ADP is reshaping the HCM industry through new platforms, new product launches, and recent acquisitions, and is the only global HCM provider that can help businesses address the entire worker spectrum from fulltime to freelancer and hire to retire
●	ADP has launched differentiated “Next Gen” platforms that will reinforce its leadership in HCM innovation and enhance its U.S. up-market and international product suite
●	ADP is leveraging the scale and reach of its global distribution capabilities which continue to provide a competitive advantage
●	ADP’s transformation initiatives are enabling increased margin expansion and creating additional capacity for innovation and growth

ADP is Accelerating its Transformation

ADP is expanding upon its ongoing transformation by pursuing numerous broad-based initiatives with an emphasis on:

●	Go-To-Market Initiatives, including data-enabled market insights and streamlined support
●	Product & Portfolio Initiatives, including ongoing client upgrades and infrastructure optimization
●	Service Initiatives, including automated service enabler tools and optimized service locations
●	Operations & Support Initiatives, including procurement and pay-for-performance programs

ADP Increases and Extends its Financial Outlook

ADP remains committed to its objective of top quartile Total Shareholder Return (TSR) compared to the S&P 500. Building on its revised Fiscal 2018 guidance announced on May 2, 2018, reflecting the positive developments outlined during Investor Day, and extending its financial outlook to Fiscal 2021, ADP now expects to achieve:

●	Fiscal 2019 Adjusted EBIT Margin of 21% to 22%, which represents a full one year acceleration of the Fiscal 2020 Adjusted EBIT outlook communicated in its September 12, 2017 Investor Presentation
●	Fiscal 2021 Adjusted EBIT Margin of 23% to 25%
●	Fiscal 2019 to 2021 annualized revenue growth of 7% to 9%, Adjusted EPS growth of 16% to 19%, and TSR of 18% to 21%

To view ADP’s investor day presentation slides or listen to the webcast, visit investors.adp.com.

Safe Harbor Statement
This document and other written or oral statements made from time to time by ADP may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could,” “is designed to” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and depend upon or refer to future events or conditions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements or that could contribute to such difference include: ADP's success in obtaining and retaining clients, and selling additional services to clients; the pricing of products and services; compliance with existing or new legislation or regulations; changes in, or interpretations of, existing legislation or regulations; overall market, political and economic conditions, including interest rate and foreign currency trends; competitive conditions; our ability to maintain our current credit ratings and the impact on our funding costs and profitability; security or privacy breaches, fraudulent acts, and system interruptions and failures; employment and wage levels; changes in technology; availability of skilled technical associates; and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. These risks and uncertainties, along with the risk factors discussed under “Item 1A. - Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017 should be considered in evaluating any forward-looking statements contained herein.

Non-GAAP Financial Information
Adjusted EBIT margin and adjusted diluted earnings per share are non-GAAP financial measures. We have not provided a reconciliation of our adjusted EBIT margin outlook or adjusted EPS outlook to their most comparable GAAP measures for such years because it would be potentially misleading and not practical given the difficulty of projecting event-driven transactional and other non-core operating items that are included in the GAAP metrics, including restructuring actions, gains/losses on sales of businesses and assets, and certain income tax adjustments. For a reconciliation of our Fiscal 2017 adjusted EBIT margin to its comparable GAAP financial measure, please see our earnings report for the fiscal year ended June 30, 2017, dated July 27, 2017, which also includes a discussion of why ADP believes this measure to be important. The reconciliation for the historical period presented therein is indicative of the reconciliation that will be prepared upon completion of the periods covered by the non-GAAP outlook.

About ADP (NASDAQ: ADP)
Powerful technology plus a human touch. Companies of all types and sizes around the world rely on ADP cloud software and expert insights to help unlock the potential of their people. HR. Talent. Benefits. Payroll. Compliance. Working together to build a better workforce. For more information, visit ADP.com.

ADP, the ADP logo and ADP A more human resource are registered trademarks of ADP, LLC. All other marks are the property of their respective owners.

Copyright © 2018 ADP, LLC. All rights reserved.

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